EXHIBIT 99.1

LAZARE KAPLAN INTERNATIONAL WINS APPEAL TO THE UNITED STATES COURT OF

APPEALS FOR THE FEDERAL CIRCUIT

New York, NY – April 23, 2013 - Lazare Kaplan International Inc. (the “Company”) today announced that the United States Court of Appeals for the Federal Circuit issued a decision in the case captioned Lazare Kaplan International Inc. v. Photoscribe Technologies, Inc. and Gemological Institute of America, No. 2012-1247. In its decision, the Court of Appeals reversed the District Court's grant of invalidity on summary judgment and remanded the case to the District Court with instruction to reinstate its original judgment of non-invalidity, assess infringement by the defendants, and, if necessary, determine damages.

Leon Tempelsman, President of LKI, stated “We are gratified by the Federal Circuit’s decision which again affirms the Company’s position concerning the validity of its patent claims. LKI looks forward to the opportunity to proceed with full focus on its claims of infringement. ”

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, without limitation, statements regarding the manner in which the Company’s patent litigation will proceed or the prospects of an outcome favorable to the Company. The information contained in this press release is accurate only as of the date issued. Investors should not assume that the statements made in this document remain operative at a later time. Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.